EXHIBIT X

Execution Version

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Contribution Agreement”), is effective as of September 4, 2018, and is made by and between CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), and CenterPoint Energy Midstream, Inc., a Delaware corporation (“CNP Midstream”).

RECITALS

WHEREAS, CERC is a party to the Third Amended and Restated Limited Liability Company Agreement of Enable GP, LLC, a Delaware limited liability company (“Enable GP”), dated as of June 22, 2016 (“GP LLC Agreement”);

WHEREAS, CERC owns 233,856,623 common units representing limited partner interests (the “Common Units”) in Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, CERC owns 400 Economic Units (as defined in the GP LLC Agreement) and 500 Management Units (as defined in the GP LLC Agreement) in Enable GP (collectively, the “GP Units” and together with the Common Units, the “Enable Interests”);

WHEREAS, the parties hereto have determined that it is advisable and in their respective best interests for CERC to contribute to CNP Midstream, and for CNP Midstream to accept the contribution by CERC of, the Enable Interests in accordance with and subject to the terms and conditions set forth in this Contribution Agreement;

WHEREAS, CERC has determined that the contribution of the Common Units to CNP Midstream (i) constitutes a Permitted Transfer (as defined in the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”)) under the Partnership Agreement and (ii) satisfies the other requirements for transfer thereunder;

WHEREAS, the GP Units constitute all of the Membership Interests (as defined in the GP LLC Agreement) held by CERC; and

WHEREAS, CERC has determined that the contribution of the GP Units to CNP Midstream (i) constitutes a Permitted Transfer (as defined in the GP LLC Agreement) under the GP LLC Agreement and (ii) satisfies the other requirements for Transfer (as defined in the GP LLC Agreement) thereunder;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.    Contribution.

(a)    CERC hereby CONTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to CNP Midstream and its successors and permitted assigns, all of CERC’s right, title and interest in and to the Enable Interests, TO HAVE AND TO HOLD the Enable Interests forever.

(b)    From and after the date hereof, CNP Midstream hereby accepts all right, title and interest in and to the Enable Interests and assumes and agrees to be bound by all of the obligations of CERC with respect to the Enable Interests.

2.    Governing Law. This Contribution Agreement and the rights and obligations of the parties hereto hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules that require or permit the application of the laws of another jurisdiction.

5.    Further Actions. The parties hereto will execute and deliver to each other upon request and without charge such further assignments, deeds, instruments, records or other documents, assurances or things as may be reasonably necessary to give full effect to this Contribution Agreement and the transactions provided herein.

6.    Entire Agreement. This Contribution Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) is not intended to confer upon any other person or entity any rights or remedies hereunder.

7.    Amendment. This Contribution Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

8.    Binding Effect; No Assignment. This Contribution Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Contribution Agreement or any rights herein without the prior written consent of the other party hereto, which may be withheld for any or no reason.

9.    Severability. If any term or other provision of this Contribution Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Contribution Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Contribution Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Contribution Agreement are consummated as originally contemplated to the fullest extent possible.

10.    Execution. This Contribution Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

11.    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Contribution Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first above written.

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ William D. Rogers
Name:	William D. Rogers
Title:	Executive Vice President and
Chief Financial Officer

CENTERPOINT ENERGY MIDSTREAM, INC.

By:	/s/ William D. Rogers
Name:	William D. Rogers
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Contribution Agreement]